Exhibit 10.2

Waiver and Release Agreement
Name: Peter M. Ziparo	CDS ID: PZIPARO
1. Waiver Benefit
I have been informed that my employment with Visteon Corporation (the “Company”) is to be terminated as of March 31, 2016 under the terms of the Change In Control Agreement between me and the Company effective as of April 1, 2014 (the “Agreement”) and that my employment will be deemed to have been terminated by the Company without Cause within two years following a Change in Control as described in subsection 6.1 of the Agreement and that I will be entitled to the severance payments and other compensation provided in sections 5 and 6 of the Agreement (the “Waiver Benefit”), provided that I sign and do not revoke this Waiver and Release Agreement (“Release”). I have had the opportunity to review this Release with my counsel, to the extent to which I deem it necessary. I have decided to execute this Release in exchange for the Waiver Benefit, including a lump sum payment of $866,250, minus applicable income and payroll taxes and other authorized withholdings, as detailed on the attached schedule and payable in accordance with the Agreement. I acknowledge that the Waiver Benefit contains greater benefits than what I might be otherwise entitled to receive under the Visteon Executive Severance Plan, and is only available to me if I execute and do not revoke this Release.

2. Release of Employment Claims
In consideration of the Waiver Benefit, I waive and release any and all rights or claims of any kind I may have, or my heirs, executors, agents or assigns may have, against Visteon Corporation, its subsidiaries, related or affiliated companies, officers, agents or employees. This waiver and release includes, but is not limited to, any and all rights or claims, whether known or unknown, I may have under the Age Discrimination in Employment Act of 1967 (ADEA), Worker Adjustment and Retraining Notification Act (WARN) and any other federal, state or local civil rights laws or regulations, or any common law actions related in any way to employment or employment discrimination. This includes any claims for breach of employment contract, either express or implied, defamation, slander, libel, wrongful discharge and constructive discharge. I understand and agree that the decision to terminate my employment was made before this Release was presented to me and that this Release includes, but is not limited to, any and all claims relating to the termination of my employment.

3. Rights or Claims That Survive
I do not waive or release any rights or claims I may have that may arise after this Release is signed or if it is not permitted by law, such as workers’ compensation claims in some states. I also do not waive and release any claims I may have against the Company for reimbursement of authorized expenses if the expense was incurred prior to the date I was notified that I would be separated. Rights or claims that the Company may have against me also survive. I agree that monies owed to the Company by me will be deducted from the Waiver Benefit. This Release does not preclude me from filing a charge with the EEOC or similar government agency. However, by accepting the Waiver Benefit, I acknowledge that I give up any right I may have to any future monetary or other personal relief from the Company related to my legal claims that arose up to and including the moment I signed this Release, including relief sought by the EEOC or similar agency, although the EEOC may seek relief on behalf of others.

4. No Rights Under Past or Future Programs
I may have been offered and rejected a separation incentive program in the past that provided for greater benefits than the Waiver Benefit. I understand that benefits under any prior program are not available to me now. I also understand that the Company may adopt new separation programs, either voluntary or mandatory, that may provide benefits more or less beneficial to me than the Waiver Benefit and I will not have any rights under any new programs.

Exhibit 10.2

5. Postretirement and Other Benefits
I understand that I will be eligible to receive benefits under the Visteon Investment Plan and the Visteon Pension Plan, and that I may apply for and receive benefits in accordance with the terms of those plans. If I am eligible to grow into an early retirement benefit under the terms of the Visteon Pension Plan, I understand that I will be eligible for the same post-retirement benefits, such as health care and certain other Company-sponsored programs, on the same basis as other Company salaried employees retiring at the same time. The benefits will be based only on service through my separation date. Any changes in those benefits, which may, from time to time, be implemented, will apply to me. Benefits under the Company’s 2010 Supplemental Executive Retirement Plan, 2010 Pension Parity Plan, Savings Parity Plan or any other nonqualified plan providing supplemental retirement or deferred compensation benefit shall be treated in accordance with Section 6.1 of the Agreement.
Outstanding equity-based awards under the 2010 Incentive Plan will be paid or forfeited in accordance with the terms and conditions of the 2010 Incentive Plan and the individual grants which accompanied those awards, including as detailed on the attached schedule. With respect to the outstanding equity-based awards granted prior to June 9, 2015, it is acknowledged and agreed by the Company that my separation pursuant to the Agreement and this Release shall, for purposes of the Agreement and this Release, be treated as an involuntary termination without cause within 24 months following a Change in Control under the terms and conditions of the aforementioned grants. I may not make any changes to this form.
Except as provided in this Release and the Agreement, I waive any and all rights to any other benefit.

6. Miscellaneous
If any other provision of this Release is found to be unenforceable, all other terms will remain enforceable. This Release shall be governed by the laws of the Michigan, excluding the choice of law provisions thereof.
I understand and acknowledge that I continue to be bound by the terms of the Agreement and the covenants I have made as set forth in section 4 therein.
I am not aware of any conduct by the Company that may violate any federal, state or local law, rule or regulation and should have been reported to me, the Compliance Officer or the Audit Committee.
I agree that I have been paid all amounts owed me under the Fair Labor Standards Act (“FLSA”), that I have received all time off pursuant to the Family and Medical Leave Act (“FMLA”), and that none of my rights have been violated under the FLSA or FMLA.
I agree not to, directly or indirectly, or for any other person or company, for a period of twelve months following my termination date, hire, entice, induce, encourage or solicit any employee to leave the Company’s employ or to cause or attempt to cause any employee of the Company to become employed by any person or company competitive with or engaged in the business of the Company.
I am hereby advised by the Company to consult with an attorney before signing this Release.
I agree that I will not make any derogatory remarks orally or in writing, directly or through others, about the Company, or any of its parent companies, subsidiaries or affiliates or any of its or their respective officers, directors, managers or other agents or employees, past or present.
However, I understand that this provision is not intended to prevent or discourage me from reporting any wrongdoing to a government agency or participating in any government investigation.
The Company will respond to requests from prospective employers, if any, only by informing the prospective employer of my dates of employment, position, and salary.

I acknowledge that:

•	I have fully read this Release prior to signing it.

•	I have been advised in writing to consult with an attorney of my choice (one who has no relationship with the Company) prior to signing this Release and the Company strongly recommends that I do so;

•	The Waiver Benefit exceeds the benefits I would be entitled to if I fail to execute this Release;

Exhibit 10.2

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I have and will continue to have a legal obligation to abide by the covenants set forth in section 4 of the Agreement. I agree and understand that this Release does not supersede any confidentiality or noncompete agreements or obligations I was subject to while a Company employee or reduce my obligations to comply with applicable laws relating to trade secrets, confidential information or unfair competition. I have not relied on any statements, promises or agreements of any kind made to me in connection with my decision to sign this Release except for those terms set forth in the Agreement and hereby incorporated by reference.

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I have been given at least 45 calendar days to consider this Release. I may revoke this Release within seven calendar days of the date I sign it, in which event I will not receive the Waiver Benefit, but my employment will be terminated regardless. I may sign this Release at any time prior to the 45 calendar days, after which the seven-day revocation period will commence. This Release shall not become effective or enforceable and the Waiver Benefit will not be paid until after the revocation period has expired.

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Employee understands that Employee’s employment was terminated as part of a group termination program. As a result, in accordance with legal requirements, the Company has provided Employee with the attached Exhibit A, which includes the following information:    (a)    the group of individuals covered by the termination program;    (b)    the eligibility factors for the program;    (c)    the time limits to sign the Agreement;    (d)    the job titles and ages of the individuals selected for the program; and    (e)    the job titles and ages of the individuals in the same job classification or organizational unit who        are not selected for the program.

•	I hereby waive my right to the 30 days advance written Notice of Termination provided in Section 7 of the Agreement.

•	I have no right to reinstatement or employment following the date this Release is executed.

By signing below, I voluntarily agree to the terms and conditions of this Release.
/s/Peter M. Ziparo	March 31, 2016
Employee's Signature	Date

Peter M. Ziparo
Printed Name

Visteon Corporation

/s/ Kenya Bulluck                                    April 4, 2016
Date
Its:     Associate Director Human Resources

Kenya Bulluck
Printed Name